EXHIBIT 21.5

             QUALITY STANDARD TEST DEPARTMENT OF GUANGDONG PROVINCE

            QUALITY RECOGNITION AND APPROVAL CONSULTATION AGREEMENT

First Party: Shantou Vibro Tech Industrial and Development Company Inc. Second Party: Quality Standard Test Department of Guangdong Province

The First Party and the Second Party have reached the agreement as the followings:

CONTENT

According to the First Party's request, the Second Party is responsible for guiding and helping the First Party to set up a comprehensive quality system on the basis of GB/T9002, ISO9002-94 standard and to obtain certification issued by the Quality Recognition and Approval Board of China (Recognition and Approval Organization ).

The scope of business includes liner shock absorbing cushions' production, sales and service.

TIME

The Second Party has to complete recognition and approval consultation within six months from the date on which both parties sign this agreement, which is by the end of November 1999. Both parties prepare consultation plan.

Recommendation of consultation service provided by Second Party is as follows:

Process quality testing system; Provide test reports and consultation plan. Provide training on knowledge of ISO9000 standard and qualification.
Provide training on writing qualification documents. Modify, check and approve qualification documents.
Guide quality system operation.
Guide examining and verifying inner quality system.
Guide application for recognition and approval.


The First Party should prepare well for the following work:

Setup quality recognition and approval leadership group.
Appoint representatives to be in charge of.
Setup quality recognition and approval workshops.
Collect management documents, technology documents and other resource relating to writing quality system documents.
Collect and confirm the standard of all related products.
Others.

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The First Party pays the Second Party $ 105,000 in RMB Dollars for consultation cost.

Method of Payment:

First payment of $35,000 in RMB Dollars is due within 10 days from the date this agreement is signed.
Second payment of $35,000 in RMB Dollars is due at the time when application is submitted to the recognition and approval organization.

Note: (3). Third payment of $35,000 in RMB Dollars is due at the time when the application is approved by the recognition and approval organization and certificate is obtained.

Both the First and the Second Party are responsible for confidentiality and preventing any reference on management, recognition and approval, and technology from being compromised.

To make it convenient for consultation process, the First Party will provide help for the Second Party in the aspect of transportation in the city of Shantou during the consultation period. Living and Food expenses of the Second Party are excluded from the responsibility of the First Party.

In principal, Consultation must be held according to the content stated in the agreement signed by both parties. To ensure that the consultation process is smooth, the First Party should pay serious attention and positively coordinate to fulfill the Second Party's mission. On the other hand, the Second Party should be patient, careful and go all out. If either party is unable to accomplish the task assigned to according to the consultation plan, that party must obtain the agreement from the other party.

There are two copies of this agreement. Each party holds one copy. Both copies are effective from the date they are signed by both parties.

(Other details not being mentioned in this agreement are discussed and decided by both parties.)

The First Party:                                        The Second Party:
(Company Official Stamp and Name)                       (Company Official Stamp)
Quality Standard Test Department of GuangDong Province

First Party Representative                           Second Party Representative
Date :  April 16, 1999                               Date :       April 16, 1999

Bank:Development Bank of GuangDongProvince, JianglanXiBranch


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Contact Person of the First Party:
Telephone :                                                 Facsimile :
Address of the First Party:                                 Postal Code :